[LETTERHEAD OF DECHERT PRICE & RHOADS]


                                October 29, 1999


Pilgrim Advisory Funds, Inc.
40 North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4424

      Re: Pilgrim Advisory Funds, Inc.
          (File Nos. 33-91706 and 811-9040)

Dear Sirs:

     We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 11 to the Registration Statement of Pilgrim Advisory Funds, Inc., and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                           Very truly yours,


                           /s/ Dechert Price & Rhoads